Exhibit 23.3
Consent of Independent Auditors
We consent to the use in this Amendment No. 6 to the Registration Statement on Form S-11 of Welsh Property Trust, Inc. of our report dated March 3, 2010, relating to our audits of the consolidated financial statements of WelshCo, LLC and Subsidiaries as of December 31, 2008 and for the years ended December 31, 2008 and 2007; and of our report dated February 26, 2010 relating to our audit of the financial statements of Intercen Partners, LLC, as of and for the year ended December 31, 2007, appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to our firm under the caption “Experts” in the Prospectus.
/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Minneapolis, Minnesota
June 25, 2010